EXHIBIT 99.1

March 22, 2004

Helix BioMedix Announces Preliminary Results of Anti-Wrinkle Study and Private Financing

Bothell, Washington -March 22, 2004/PR Newswire/Helix BioMedix, Inc.
Helix BioMedix (HXBM.OB) today announced that it has completed a 40 person, 12-week consumer product test comparing the company's anti-wrinkle peptide, HB168pal with Renova, a currently marketed FDA approved product. Preliminary results obtained from the first 20 subjects indicate that HB168pal reduced the appearance of fine lines and wrinkles around the eyes with a marked or moderate improvement in 50 percent of the subjects and with some improvement in 80 percent of the subjects. The peptide was non-irritating and non-sensitizing. Results of the full test should be available in the next 4 to 6 weeks. DermDx, an independent, physician-run center for dermatology, conducted the study.

The company also announced the initial closing of a private placement equity financing. David Kirske, Vice President, Finance and Administration stated, "The $1.1 million gross proceeds from this closing, together with our existing cash, ensure that the company will continue to aggressively execute its current business plan through 2004." The company expects to have at least one additional closing prior to concluding this round of financing. With respect to the initial closing, the company will issue 550,000 shares of common stock, and warrants to purchase an additional 192,500 shares of common stock.

About Helix BioMedix:
Helix BioMedix, Inc. is an early-stage biotechnology company whose mission is to become the industry leader in developing and commercializing bioactive peptides which are small proteins. The antimicrobial and wound healing properties of these peptides qualify them for inclusion in a wide range of both pharmaceutical and consumer products. The company is currently focused on the development of selected peptides as pharmaceutical agents for use in treating cystic fibrosis, sexually-transmitted diseases, and in wound healing. Non-pharmaceutical applications being pursued by Helix BioMedix include adjuvants for cosmetics/cosmeceuticals and wide-spectrum biocides. More information about the company and its proprietary peptides can be found on the company's website at www.helixbiomedix.com.


For more information, please contact: R. Stephen Beatty President and CEO
(425)-402-8400 sbeatty@helixbiomedix.com